News Release

For Immediate Release

Investor Relations: F. Barry Bilson

(410) 539-0000

Media: Mary Athridge

(410) 454-4421

LEGG MASON REPORTS RESULTS FOR FIRST QUARTER OF FISCAL YEAR 2009

-- Net Loss Narrowed to $31 Million or $0.22 per Diluted Share --

-- Assets Under Management of $923 Billion --

Baltimore, Maryland –July 25, 2008 – Legg Mason, Inc. (NYSE: LM) today reported its operating results for the first quarter of fiscal year 2009, which ended June 30, 2008.  For the quarter, revenues were $1.05 billion, down 13% from $1.21 billion in the first quarter of fiscal 2008.  The Company reported a net loss of $31.3 million, or $0.22 per diluted share, compared to net income of $191.0 million, or $1.32 per diluted share, in the first quarter of fiscal 2008, ended June 30, 2007, and compared to a net loss of $255.5 million, or $1.81 per diluted share, in the quarter immediately prior, which ended March 31, 2008.

The first quarter net loss resulted from charges arising from previously announced support for money market funds, totaling $155.4 million after tax and operating expense adjustments, or $1.09 per diluted share.  The total net charges resulting from money market fund support in the quarter were 47% lower than the charges in the fourth quarter of fiscal 2008.

Cash income, as adjusted for the non-cash charges resulting from money market fund support (please refer to page 9), was $163.5 million for the quarter, or $1.15 per diluted share, down 32% and 30%, respectively, from cash income, as adjusted, and the related per share amount in the first quarter of fiscal 2008.

Assets Under Management (“AUM”) were $922.8 billion, down 3% from $950.1 billion at March 31, 2008, and down 7% from $992.4 billion at June 30, 2007.

Comments on the First Quarter of Fiscal Year 2009

Mark R. Fetting, President and Chief Executive Officer, said “While challenges remain in the markets and in certain Legg Mason businesses, I am proud of our franchise of asset managers. Business operations generated over $800 million in cash flow over the past 12 months. The combination of strong cash flow, ample capital and a fortified balance sheet, together with our diversified asset base, provide the tools to deliver improved results to our shareholders.

“Our loss narrowed from the prior quarter despite increased support for our money market funds that have exposure to Structured Investment Vehicles (SIVs). By raising capital early and by taking proactive steps to reduce the overall exposure of our funds to SIVs, we are acting in the best interests of mutual fund clients and Legg Mason shareholders.

 “We have principal managers who are doing well, and others who are facing investment performance issues. What all of our managers have are highly disciplined investment strategies that have been validated across market cycles. We believe that when the credit crisis abates, and as the broader markets turn towards a renewed focus on fundamentals, this will bode well for our underperforming managers.

 “Right now, across the Company, we are pursuing new initiatives to deliver improved results. In these markets, our affiliates are working closely with their clients to deliver against their investment objectives. We are moving forward to enhance our operating efficiency, to build our multi-channel distribution partnerships and to accelerate new product development. We are working tirelessly to restore the Company to solid growth and to build our global franchise.”

Assets Under Management Decreased to $923 Billion

AUM decreased to $922.8 billion at June 30, 2008, down $27.3 billion, or 3%, from $950.1 billion at March 31, 2008, and down $69.6 billion, or 7%, from June 30, 2007. In the first quarter of fiscal 2009, net client cash outflows were $18.4 billion. Equity and fixed income outflows were approximately $11 billion each, while liquidity inflows were $4 billion in the quarter.

Average AUM during the quarter were $949 billion, compared to $975 billion in the fourth quarter of fiscal 2008 and $985 billion in the first quarter of fiscal 2008.  At June 30, 2008, equity products represented 28% of AUM, fixed income represented 53% and liquidity represented 19%. By business division, 53% of total AUM were in Institutional, 41% in Managed Investments and 6% in Wealth Management. Assets managed for non-U.S. domiciled clients represented 34% of total AUM at June 30, 2008.

Comparison to the First Quarter of Fiscal Year 2008

Revenues decreased 13% from the prior year quarter, reflecting a decline in fees earned on lower average assets under management and lower performance fees. Operating expenses decreased by 10% from the prior year quarter, primarily due to lower compensation and benefits, including reductions taken in connection with the money market fund support, and lower distribution and servicing costs driven by lower levels of AUM. Other non-operating expenses in the first quarter of fiscal 2009 were $278.9 million, including $266.9 million of losses related to the Company’s money market fund support; there were no comparable expenses in the prior year quarter.

For the quarter, the Company incurred a net loss of $31.3 million, or $0.22 per diluted share, down from net income of $191.0 million, or $1.32 per diluted share.  The net charge in the quarter for money market fund support was $155.4 million, or $1.09 per diluted share. Cash income was $8.0 million, or $0.06 per diluted share, compared to cash income of $238.9 million, or $1.65 per diluted share, in the first quarter of fiscal 2008. Cash income, as adjusted, was $163.5 million, or $1.15 per diluted share.

The pre-tax profit margin decreased to (4.7%) from 25.3% in the first quarter of fiscal 2008.  The pre-tax profit margin, as adjusted, was 27.1% (please refer to page 10), down from 34.5% in the prior year quarter.

Comparison to the Fourth Quarter of Fiscal Year 2008

Revenues of $1.05 billion decreased 1% from $1.07 billion in the quarter ended March 31, 2008.  The loss of $31.3 million in the quarter, or $0.22 per diluted share, compared to a loss of $255.5 million, or $1.81 per diluted share, in the prior quarter, reflected a reduction in net charges on money market fund support and the impairment of certain acquired management contracts in the prior quarter.

Cash income was $8.0 million, or $0.06 per diluted share, compared to a cash loss of $207.3 million, or $1.47 per diluted share, in the fourth quarter of fiscal 2008.  Cash income, as adjusted, was $163.5 million, or $1.15 per diluted share, each of which represented a decrease of 8% compared to the fourth quarter of fiscal 2008.

The pre-tax profit margin was (4.7%), compared to (36.7%) in the prior quarter. The pre-tax profit margin, as adjusted, was 27.1%, down from 30.1% in the prior quarter.

Business Developments

The Company announced an important new product initiative: a roll-out of a new family of target date funds that will provide an innovative solution to the retirement challenge facing both 401(k) plan sponsors and individual investors. The Legg Mason Target Date Funds feature a new approach that combines income and long-term capital appreciation, together with investments in real estate and exchange-traded funds, to seek the highest total return. The new funds will include strategies from Batterymarch, Brandywine, ClearBridge, Legg Mason Capital Management, Royce and Western Asset and will be managed by Legg Mason Global Asset Allocation.

Other new product activity in the quarter included:

-

the introduction of a new portable alpha product, plus new structured credit, emerging market debt and global opportunity funds from Western Asset;

-

the launch of a new Global 130/30 product from Batterymarch, bringing the firm’s expertise in quantitative and long-short strategies to the global arena; and

-

creation of a white-label product group that provides a new revenue stream for Permal, offering its leading fund-of-hedge fund strategies to global banks and wealth managers.

Legg Mason also announced the launch of Global Currents Investment Management, a new investment subsidiary specializing in global equities. Global Currents is anchored by the former international and global equities team from Brandywine. The new firm is headquartered in Wilmington, Delaware. Global Currents will be part of the newly formed Legg Mason Global Equities Group, which will also include other independent investment teams in London and Singapore later this year. The creation of the Legg Mason Global Equities Group recognizes the importance of global equities as a growing asset class and the

Company’s commitment to participate fully in this high opportunity business sector, serving institutions, individual and high net worth investors.

Despite the challenging market conditions, important progress was made in accelerating the Company’s multi-channel strategy, with increased penetration of the national broker dealer, independent advisor, insurance and sub-advisory channels in the U.S., and additional distribution gains in the bank, insurance and fund-of-fund channels in Europe and Asia.

Balance Sheet

At June 30, 2008, Legg Mason’s cash position, including cash equivalents, repurchase agreements and cash restricted for collateral purposes, was $4.1 billion, total debt was $3.9 billion and stockholders’ equity was $6.5 billion.  The ratio of total debt to total capital (total equity plus total debt) was 37%.

Subsequent to quarter end, the Company repaid $425 million of Senior Notes which were due July 2, 2008. After taking into account the repayment, the Company’s total debt was reduced to $3.5 billion and its ratio of total debt to total capital declined to 35%.

Use of Supplemental Data as Non-GAAP Performance Measures

Cash Income and Cash Income, as Adjusted

As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “cash income” and “cash income, as adjusted" that management uses as benchmarks in evaluating and comparing the period-to-period operating performance of Legg Mason, Inc. and its subsidiaries.

We define “cash income” as net income plus amortization and deferred taxes related to intangible assets.  We define "cash income, as adjusted" as cash income plus net money market fund support losses and impairment charges.

We believe that cash income and cash income, as adjusted, provide good representations of our operating performance adjusted for non-cash acquisition related items and other items that facilitate comparison of our results to the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions.

We also believe that cash income and cash income, as adjusted, are important metrics in estimating the value of an asset management business. These measures are provided in addition to net income, but are not a substitute for net income and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Further, cash income and cash income, as adjusted, are not liquidity measures and should not be used in place of cash flow measures determined under GAAP.  Legg Mason considers cash income and cash income, as adjusted, to be useful to investors because they are important metrics in measuring the economic performance of asset management companies, as indicators of value, and because they facilitate comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions.

In calculating cash income, we add the impact of the amortization of intangible assets from acquisitions, such as management contracts, to net income to reflect the fact that these non-cash expenses distort comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in significant acquisitions.  Deferred taxes on indefinite-life intangible assets and goodwill represent actual tax benefits that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we actually receive these tax benefits on indefinite-life intangibles and goodwill, we add them to net income in the calculation of cash income.  In calculating cash income, as adjusted, we add net money market fund support losses and net impairment charges to cash income to reflect that these non-recurring charges distort comparisons of Legg Mason’s operating results to prior periods and the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions.

Should a disposition or impairment charge for indefinite-life intangibles or goodwill occur, its impact on cash income and cash income, as adjusted, may distort actual changes in the operating performance or value of our firm. Accordingly, we monitor changes in indefinite-life intangible assets and goodwill and the related impact on cash income and cash income, as adjusted, to ensure appropriate explanations accompany such disclosures.

Although depreciation and amortization on fixed assets are non-cash expenses, we do not add these charges in calculating cash income or cash income, as adjusted because these charges are related to assets that will ultimately require replacement.

A reconciliation of net income to non-GAAP cash income and cash income, as adjusted, is presented on page 9.

Pre-Tax Profit Margin from Continuing Operations, As Adjusted for Distribution and Servicing Expense, Money Market Fund Support Losses and Impairment Charges

Legg Mason believes that pre-tax profit margin from continuing operations adjusted for distribution and servicing expense, money market fund support losses and impairment charges is a useful measure of our performance because it indicates what our margins would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products, money market fund support losses and impairment charges that we do not consider part of our core business metrics, and thus it shows the effects of these items on our margins. This measure is provided in addition to the Company’s pre-tax profit margin from continuing operations calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies. A reconciliation of consolidated pre-tax profit margin from continuing operations, as adjusted, to pre-tax profit margin under GAAP, is presented on page 10.

Conference Call to Discuss Results

A conference call to discuss the Company’s results, hosted by Mr. Fetting, will be held at 10:00 a.m., E.D.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-847-7864 (or for international calls 1-703-639-1430) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-266-2081 (or for international calls 1-703-925-2533), access Pin Number 1261734, after completion of the call.  Please note that the replay will be available beginning at 2:00 p.m., E.D.T. on Friday, July 25, 2008 and ending on August 8, 2008.

About Legg Mason

Legg Mason is a global asset management firm, with $923 billion in assets under management at June 30, 2008.  The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

LEGG MASON, INC.
News Release – July 25, 2008

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change
				June 2008	June 2008
				Compared	Compared
	June 2008	March 2008	June 2007	to March 2008	to June 2007
Operating Revenues:
Investment advisory fees:
Separate accounts	$ 316,675	$ 341,797	$ 380,977	(7.3)%	(16.9)%
Funds	569,558	558,382	577,285	2.0	(1.3)
Performance fees	10,145	3,258	54,349	211.4	(81.3)
Distribution and service fees	153,499	158,721	183,498	(3.3)	(16.3)
Other	4,154	6,965	9,859	(40.4)	(57.9)
Total operating revenues	1,054,031	1,069,123	1,205,968	(1.4)	(12.6)

Operating Expenses:
Compensation and benefits	377,668	326,899	446,010	15.5	(15.3)
Distribution and servicing	307,873	304,674	321,506	1.0	(4.2)
Communications and technology	50,286	52,326	47,348	(3.9)	6.2
Occupancy	34,144	32,896	30,693	3.8	11.2
Amortization of intangible assets	9,624	13,686	15,055	(29.7)	(36.1)
Impairment of management contracts	-	151,000	-	n/m	n/m
Other	45,489	50,038	53,193	(9.1)	(14.5)
Total operating expenses	825,084	931,519	913,805	(11.4)	(9.7)

Operating Income	228,947	137,604	292,163	66.4	(21.6)

Other Income (Expense)
Interest income	23,268	22,922	16,491	1.5	41.1
Interest expense	(36,611)	(28,073)	(17,144)	30.4	113.5
Other	(265,566)	(525,341)	14,060	(49.4)	n/m
Total other income (expense)	(278,909)	(530,492)	13,407	(47.4)	n/m

Income (Loss) from Operations
before Income Tax Provision (Benefit) and Minority Interests	(49,962)	(392,888)	305,570	(87.3)	(116.4)

Income tax provision (benefit)	(18,735)	(137,488)	114,590	(86.4)	(116.3)

Income (Loss) from Operations
before Minority Interests	(31,227)	(255,400)	190,980	(87.8)	(116.4)

Minority interests, net of tax	(46)	(51)	35	(9.8)	n/m

Net Income (Loss)	$ (31,273)	$ (255,451)	$ 191,015	(87.8)	(116.4)

n/m – not meaningful

[continued on next page]

LEGG MASON, INC.
News Release – July 25, 2008

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	Quarters Ended			% Change
				June 2008	June 2008
				Compared	Compared
	June 2008	March 2008	June 2007	to March 2008	to June 2007
Net income (loss) per share:
Basic	$ (0.22)	$ (1.81)	$ 1.34	(87.8)%	(116.4)%

Diluted	$ (0.22)	$ (1.81)	$ 1.32	(87.8)	(116.7)

Weighted average number of shares
outstanding:
Basic	140,505	141,132	142,107
Diluted(1)	140,505	141,132	144,778

(1) Diluted shares are the same as basic shares for periods with a loss

n/m – not meaningful

LEGG MASON, INC.
News Release – July 25, 2008

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF NET INCOME (LOSS) TO CASH INCOME (LOSS),
AND CASH INCOME, AS ADJUSTED
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change
				June 2008	June 2008
				Compared	Compared
	June 2008	March 2008	June 2007	to March 2008	to June 2007

Net Income (Loss)	$ (31,273)	$ (255,451)	$ 191,015	(87.8)%	(116.4)%

Plus:
Amortization of intangible assets	9,624	13,686	15,055	(29.7)	(36.1)
Deferred income taxes on intangible assets	29,654	34,475	32,783	(14.0)	(9.5)

Cash Income (Loss)	8,005	(207,290)	238,853	(103.9)	(96.6)

Plus:
Net money market fund support(1)	155,446	290,954	-	(46.6)	n/m
Impairment of management contracts(2)	-	94,813	-	n/m	n/m

Cash Income, as adjusted	$ 163,451	$ 178,477	$ 238,853	(8.4)	(31.6)

Net Income (Loss) per Diluted Share	$ (0.22)	$ (1.81)	$ 1.32	(87.8)	(116.7)

Plus:
Amortization of intangible assets	0.07	0.10	0.10	(30.0)	(30.0)
Deferred income taxes on intangible assets	0.21	0.24	0.23	(12.5)	(8.7)

Cash Income (Loss) per Diluted Share	0.06	(1.47)	1.65	(104.1)	(96.4)

Plus:
Net money market fund support(1)	1.09	2.06	-	(47.1)	n/m
Impairment of management contracts(2)	-	0.66	-	n/m	n/m

Cash Income per Diluted Share, as adjusted	$ 1.15	$ 1.25	$ 1.65	(8.0)	(30.3)

(1) Includes related adjustments to compensation and income tax benefits
(2) Net of income tax benefit

n/m – not meaningful

LEGG MASON, INC.
News Release – July 25, 2008

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

PRE-TAX PROFIT MARGIN FROM OPERATIONS ADJUSTED FOR DISTRIBUTION
AND SERVICING EXPENSE, MONEY MARKET FUND SUPPORT AND IMPAIRMENT
(Amounts in thousands)
(Unaudited)

	Quarters Ended			% Change
				June 2008	June 2008
				Compared	Compared
	June 2008	March 2008	June 2007	to March 2008	to June 2007

Operating Revenues, GAAP basis	$ 1,054,031	$ 1,069,123	$ 1,205,968	(1.4)%	(12.6)%

Less:
Distribution and servicing expense	307,873	304,674	321,506	1.0	(4.2)

Operating Revenues, as adjusted	$ 746,158	$ 764,449	$ 884,462	(2.4)	(15.6)

Income (Loss) from Operations before Income
Tax Provision (Benefit) and Minority Interests, GAAP Basis	$ (49,962)	$ (392,888)	$ 305,570	(87.3)	(116.4)

Plus:
Net money market fund support(1)	251,856	471,871	-	(46.6)	n/m
Impairment of management contracts	-	151,000	-	n/m	n/m

Income from Operations before Income
Tax Provision and Minority Interests, as adjusted	$ 201,894	$ 229,983	$ 305,570	(12.2)	(33.9)

Pre-tax profit margin, GAAP basis	(4.7)%	(36.7)%	25.3%
Pre-tax profit margin, as adjusted	27.1	30.1	34.5

(1) Includes related adjustments to compensation

n/m- not meaningful

LEGG MASON, INC.
News Release – July 25, 2008

LEGG MASON, INC. AND SUBSIDIARIES
ASSETS UNDER MANAGEMENT
(Amounts in billions)
(Unaudited)

	Quarters Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
By asset class:
Equity	$ 253.4	$ 271.6	$ 320.8	$ 343.9	$ 352.3
Fixed Income	493.4	508.2	514.5	506.0	479.2
Liquidity	176.0	170.3	163.2	161.7	160.9
Total	$ 922.8	$ 950.1	$ 998.5	$ 1,011.6	$ 992.4

By asset class (average):
Equity	$ 270.9	$ 292.5	$ 335.6	$ 341.6	$ 349.3
Fixed Income	502.9	514.4	512.9	492.2	475.9
Liquidity	174.7	168.4	165.2	160.9	159.7
Total	$ 948.5	$ 975.3	$ 1,013.7	$ 994.7	$ 984.9

By client domicile:
US	$ 604.6	$ 622.7	$ 661.0	$ 675.7	$ 659.9
Non-US	318.2	327.4	337.5	335.9	332.5
Total	$ 922.8	$ 950.1	$ 998.5	$ 1,011.6	$ 992.4

By division:
Managed Investments	$ 371.6	$ 376.6	$ 398.8	$ 411.4	$ 414.2
Institutional	492.6	511.4	532.4	530.3	506.8
Wealth Management	58.6	62.1	67.3	69.9	71.4
Total	$ 922.8	$ 950.1	$ 998.5	$ 1,011.6	$ 992.4

LEGG MASON, INC.
News Release – July 25, 2008

LEGG MASON, INC. AND SUBSIDIARIES
COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Amounts in billions)
(Unaudited)

	Quarters Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
Beginning of period	$ 950.1	$ 998.5	$ 1,011.6	$ 992.4	$ 968.5
Net client cash flows	(18.4)	(19.2)	(9.1)	0.3	1.7
Market performance and other	(8.4)	(28.5)	(4.0)	18.9	23.5
Acquisitions (Dispositions), net	(0.5)	(0.7)	-	-	(1.3)
End of period	$ 922.8	$ 950.1	$ 998.5	$ 1,011.6	$ 992.4

BY DIVISION

	Quarters Ended
Managed Investments	June 2008	March 2008	December 2007	September 2007	June 2007
Beginning of period	$ 376.6	$ 398.8	$ 411.4	$ 414.2	$ 403.2
Net client cash flows	(3.1)	(5.1)	(6.1)	(8.8)	(3.3)
Market performance and other	(1.4)	(16.4)	(6.5)	6.0	14.3
Acquisitions (Dispositions), net	(0.5)	(0.7)	-	-	-
End of period	$ 371.6	$ 376.6	$ 398.8	$ 411.4	$ 414.2

Institutional
Beginning of period	$ 511.4	$ 532.4	$ 530.3	$ 506.8	$ 496.3
Net client cash flows	(12.7)	(11.7)	(0.2)	9.9	4.6
Market performance and other	(6.1)	(9.3)	2.3	13.6	5.9
Acquisitions (Dispositions), net	-	-	-	-	-
End of period	$ 492.6	$ 511.4	$ 532.4	$ 530.3	$ 506.8

Wealth Management
Beginning of period	$ 62.1	$ 67.3	$ 69.9	$ 71.4	$ 69.0
Net client cash flows	(2.6)	(2.4)	(2.8)	(0.8)	0.4
Market performance and other	(0.9)	(2.8)	0.2	(0.7)	3.3
Acquisitions (Dispositions), net	-	-	-	-	(1.3)
End of period	$ 58.6	$ 62.1	$ 67.3	$ 69.9	$ 71.4

Note: Immaterial differences may result from the rounding of quarterly amounts.